Exhibit 99.1

Questcor Reports Fourth Quarter and Full Year 2011 Financial Results

-Q4 2011 Net Sales of $75.5M vs. $29.3M in Q4 2010-

-Q4 2011 Net Income per Diluted Share of $0.48 vs. $0.10 in Q4 2010-

-2011 Net Sales of $218.2 Million vs. $115.1M in 2010-

-2011 Net Income per Diluted Share of $1.21 vs. $0.54 in 2010-

-Conference Call and Webcast to Be Held Today at 4:30 p.m. ET, 1:30 p.m. PT-

ANAHEIM, Calif., February 22, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Net sales for the fourth quarter were $75.5 million, reflecting continued physician acceptance of H.P. Acthar® Gel (Acthar) for treating serious, difficult-to-treat medical conditions. Net sales in the fourth quarter 2010 were $29.3 million.

GAAP net income for the fourth quarter of 2011 was $31.6 million or $0.48 per diluted common share. GAAP net income for the fourth quarter of 2010 was $6.4 million, or $0.10 per diluted common share. Non-GAAP net income (which excludes non-cash share-based compensation expense, depreciation and amortization expense, tax adjustments and a goodwill impairment charge) for the quarter ended December 31, 2011 was $31.6 million or $0.47 per diluted common share. Non-GAAP net income for the year ago quarter was $8.0 million, or $0.12 per diluted common share.

For the year ended December 31, 2011, net sales totaled $218.2 million, compared to $115.1 million in the prior year. GAAP net income for the year ended December 31, 2011 was $79.6 million or $1.21 per diluted share, compared to GAAP net income of $35.1 million or $0.54 per diluted share for the year ended December 31, 2010. Non-GAAP net income was $84.0 million or $1.27 per diluted share for the year ended December 31, 2011, compared to non-GAAP net income of $39.0 million or $0.60 per diluted share for the year ended December 31, 2010.

“Net sales growth in the fourth quarter was driven by the increasing numbers of physicians who are recognizing the potential for Acthar to help patients with MS and NS,” said Don M. Bailey, President and CEO of Questcor. “We are particularly encouraged by the growing number of physicians who recognize the therapeutic value of Acthar in their practices, particularly for those patients who have not adequately responded to other treatments. At the same time, we are continuing to build our understanding of the potential immune-modulating properties of Acthar, and are considering how best to study the broader possible therapeutic applications in other inflammatory and autoimmune diseases, many of which are already in the list of approved indications on the Acthar label.”

“The planned expansion of our nephrology sales force from 28 to 58 representatives is underway and should be completed during the second quarter, ahead of our original schedule,” noted Steve Cartt, Chief Operating Officer. “We are also planning to increase the number of neurology representatives after the nephrology expansion is complete. Furthermore, a possible pilot commercial effort in rheumatology is being carefully considered for the fourth quarter of this year.”

“Paid prescriptions in IS were higher in the fourth quarter, reflecting a growing recognition of the important role of Acthar in treating this devastating condition. As announced yesterday, we were pleased to accept the award from the Child Neurology Foundation (CNF) for outstanding corporate responsibility and leadership, and have further increased our funding to CNF so that they can continue their important research and education efforts related to childhood neurological conditions like IS,” added Steve Cartt.

“Our scientific research and investments continue to expand. In addition to our ongoing studies in NS and MS, we are planning new efforts in Lupus, Diabetic Nephropathy and other auto-immune and inflammatory conditions with unmet medical need,” commented Dr. David Young, Chief Scientific Officer. “We have also increased our investigation into better understanding how Acthar works and how its biological activity differs from that of corticosteriods such as methylprednisolone and prednisone.”

The Company continues to invest in its management systems and infrastructure, including those related to scientific research, medical affairs, and compliance. Last week, Questcor announced the appointment of Scott Whitcup, M.D., Chief Scientific Officer of Allergan, Inc., to Questcor’s Board of Directors. Also, the Company has recently promoted:

-Steve Cartt to Chief Operating Officer

-Dave Medeiros to Executive Vice President and Chief Technical Officer

-Eldon Mayer to Senior Vice President of Commercial Operations

-Ray Furey to Vice President, Compliance and Chief Compliance Officer

-Gary Hogge, PhD, to Vice President, Medical Affairs.

In addition, Questcor has recently hired Darlene Romine in the position of Vice President, Sales Operations.

“These promotions and additions reflect the expanded needs of Questcor as our sales and headcount have grown and are expected to continue to grow,” noted Don Bailey. “I want to congratulate all of these executives on their well-deserved promotions.”

Acthar Label Information

The label for Acthar was modernized in October 2010 and has 19 approved indications. Substantially all of the Company’s net sales result from prescriptions written by physicians for the following on-label indications for Acthar:

•

Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” Typically Acthar is used as second line treatment for patients with MS exacerbations.

•

Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being used in patients who suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulorsclerosis (FSGS), IgA nephropathy, minimal change disease and lupus.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

The Company is currently planning to explore the potential initiation of a commercial effort in rheumatology in late 2012, as Acthar is approved for the following rheumatology-related conditions:

•	Collagen Diseases: “during an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).”

•

Rheumatic Disorders: “as adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

Shipped Acthar Vial and Prescription Trend Information

During the fourth quarter of 2011, Questcor shipped 3,360 vials of Acthar, compared to 1,680 vials in the year ago quarter. For the full year of 2011, Questcor shipped 10,710 vials of Acthar compared to 6,696 vials in 2010. The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor, and the timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. Fourth quarter-ending inventory levels in the channel appear to have remained relatively unchanged compared to the levels at the end of the third quarter of 2011. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In an effort to help investors better understand historical trends in the prescriptions written for Acthar within each of its current three key therapeutic areas, MS, NS, and IS, Questcor has grouped prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains its full selling price for Acthar, as well as Tricare prescriptions that subject Questcor to a rebate obligation of up to 24% of its selling price. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to (or for periods prior to January 1, 2010 greater than) Questcor’s selling price. From time to time during the past several years, the rebate liability for some government insurance programs has shifted between these two categories.

Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2010 and 2011, but not 2009.

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Year-Over-Year Growth in Paid Rx	Fully Rebated	Total

2009
Q1-09	78	225%	8	86
Q2-09	124	254%	17	141
Q3-09	141	176%	20	161
Q4-09	213	209%	15	228

Total 2009	556	211%	60	616

2010
Q1-10	231	196%	12	243
Q2-10	304	145%	24	328
Q3-10	323	129%	19	342
Q4-10	354	66%	24	378

Total 2010	1,212	118%	79	1,291

2011
Q1-11	508	120%	49	557
Q2-11	751	147%	58	809
Q3-11	886	174%	46	932
Q4-11	945	167%	44	989

Total 2011	3,090	155%	197	3,287

Nephrotic Syndrome (and related conditions) New Rxs *

	Paid	Fully Rebated	Total

2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7

Total 2010	30	1	31

2011
Q1-11	18	1	19
Q2-11	45	4	49
Q3-11	60	2	62
Q4-11	146	19	165

Total 2011	269	26	295

*	Questcor commenced commercial efforts in NS in the second quarter of 2011.

Infantile Spasms (and related conditions) New Rxs**

	Paid	Fully Rebated	Total

2009
Q1-09	104	75	179
Q2-09	91	68	159
Q3-09	60	58	118
Q4-09	94	45	139

Total 2009	349	246	595

2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159

Total 2010	367	260	627

2011
Q1-11	89	71	160
Q2-11	106	79	185
Q3-11	112	69	181
Q4-11	120	51	171

Total 2011	427	270	697

**	Questcor commenced commercial efforts in IS in the fourth quarter of 2010.

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective March 23, 2010, a rebate liability for the MCO prescriptions estimated to be filled on or after March 23, 2010 has been accrued. The Company does not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternate descriptions of the medical condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.

(3) A prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. This can more frequently be the case for NS prescriptions due to the longer treatment regimen for NS. Questcor uses business rules to determine whether a prescription should be included in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the tables above.

(4) Historical trend information is not necessarily indicative of future results. Additionally, paid prescriptions should not be viewed as predictive of Questcor’s net sales due to a variety of factors, including changes in the number of vials used in connection with each prescription.

Cash and Share Repurchase Program

As of February 15, 2012, Questcor’s cash, cash equivalents and short-term investments totaled $226 million, and its accounts receivable totaled $44 million.

The Company did not repurchase any shares during the fourth quarter. As of December 31, 2011, Questcor had 63.6 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program.

Sales Reserves

Questcor’s sales reserves during the quarter ended December 31, 2011, including the Company’s reserves for Medicaid rebates, represented 12% of gross sales of $86.1 million.

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales of vials to its distributor took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the adoption of health care reform, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states related to prescriptions of Acthar for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO), which prescriptions were not previously rebate eligible.

Questcor experienced a decrease in sales reserves as a percentage of gross sales during each of the four quarters of 2011. The principal reasons for these decreases have been (1) an increase in the percentage of total Acthar prescriptions written to treat adults suffering from MS and NS relative to the percentage used to treat infants suffering from IS, as there is a very high percentage of infants enrolled in Medicaid, and (2) an increase in the number of IS prescriptions being fulfilled through the Acthar free drug program administered by the National Organization for Rare Disorders. Since September 2007, Questcor has provided $124 million in value through this free drug program.

Conference Call Details

The Company will host a conference call and slide presentation via webcast today, February 22, 2012, at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss fourth quarter and full year 2011 results. Don Bailey, President and Chief Executive Officer, and other members of the management team will host the call.

To participate in the live call by telephone, please dial (877) 941-0844 for domestic participants and (480) 629-9835 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. A listen-only webcast of the conference call including the presentation slides will be accessible in the “Investor Relations” section under “Events & Presentations” at http://ir.questcor.com/events.cfm. If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the “No Audio — Slides Only” option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary software.

An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing (800) 406-7325 for domestic callers and (303) 590-3030 for international callers, both using passcode 4509827#. An archived webcast will also be available at http://ir.questcor.com/events.cfm.

Use of Non-GAAP Net Income

The Company believes it is important to share non-GAAP financial metrics with shareholders as these metrics may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial metrics. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Questcor currently generates substantially all of its net sales from: the treatment of patients with acute exacerbations of multiple sclerosis in adults, the treatment of patients with nephrotic syndrome, and the treatment of patients with infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also currently planning to explore the potential initiation of a commercial effort in rheumatology, as Acthar is approved for several rheumatology-related conditions including Lupus, and Dermatomyositis (Polymyositis). Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. In October 2011, Forbes magazine ranked Questcor number one in its annual rankings of America’s Best Small Companies. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s work in the area of NS and potential work in the area of Lupus, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our NS selling effort, and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

Contact Information:

Company: Don Bailey 714-786-4210

Investor Relations: Greg Gin/Doug Sherk 415-896-6820

Media: Janine McCargo 646-688-0425

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue
Net sales	$75,535	$29,296	$218,169	$115,131
Cost of sales (exclusive of amortization of purchased technology)	4,013	1,723	12,459	8,013

Gross profit	71,522	27,573	205,710	107,118
Operating expenses:
Selling and marketing	16,998	11,163	56,728	31,519
General and administrative	5,766	2,393	17,743	10,279
Research and development	5,730	3,066	16,778	10,934
Depreciation and amortization	292	154	1,044	546
Impairment of goodwill	—	—	299	—

Total operating expenses	28,786	16,776	92,592	53,278

Income from operations	42,736	10,797	113,118	53,840
Interest and other income, net	145	147	627	533

Income before income taxes	42,881	10,944	113,745	54,373
Income tax expense	11,240	4,527	34,154	19,302

Net income	$31,641	$6,417	$79,591	$35,071

Net income per share:
Basic	$0.50	$0.10	$1.27	$0.56

Diluted	$0.48	$0.10	$1.21	$0.54

Shares used in computing net income per share:
Basic	63,236	62,252	62,498	62,112

Diluted	66,565	65,390	66,010	64,741

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income	$31,584	$8,021	$83,956	$38,988
Share-based compensation expense (1)	(1,416)	(598)	(5,128)	(2,649)
Depreciation and amortization expense (2)	(216)	(90)	(731)	(352)
Tax adjustments (3)	1,689	(916)	1,703	(916)
Impairment of goodwill (4)	—	—	(209)	—

Net income – GAAP	$31,641	$6,417	$79,591	$35,071

Adjusted net income per share – basic	$0.50	$0.13	$1.34	$0.63
Share-based compensation expense (1)	(0.02)	(0.01)	(0.08)	(0.04)
Depreciation and amortization expense (2)	(0.00)	(0.00)	(0.01)	(0.01)
Tax adjustments (3)	0.03	(0.01)	0.03	(0.01)
Impairment of goodwill (4)	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share – basic	$0.50	$0.10	$1.27	$0.56

Adjusted net income per share – diluted	$0.47	$0.12	$1.27	$0.60
Share-based compensation expense (1)	(0.02)	(0.01)	(0.08)	(0.04)
Depreciation and amortization expense (2)	(0.00)	(0.00)	(0.01)	(0.01)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Tax adjustments (3)	0.03	(0.01)	0.03	(0.01)
Impairment of goodwill (4)	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share – diluted	$0.48	$0.10	$1.21	$0.54

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.

2.	Depreciation and amortization expense

3.	Tax adjustments include: (1) the valuation allowance we established in the fourth quarter of 2010 relating to our single sales factor apportionment election which was made in 2011 for California; (2) the recording of a one-time tax credit in 2011 for the orphan drug designation; and (3) the reserve for the liability associated with the Ohio Commercial Activity Tax for the period 2007 – 2010 (the expense associated with this reserve is included in operating expenses).

4.	Impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$88,469	$41,508
Short-term investments	121,680	73,324

Total cash, cash equivalents and short-term investments	210,149	114,832
Accounts receivable, net of allowances of $0 and $25 at December 31, 2011 and 2010, respectively	27,801	11,128
Inventories, net of allowances of $0 and $158 at December 31, 2011 and 2010, respectively	5,226	3,726
Prepaid income taxes	6,940	3,532
Prepaid expenses and other current assets	3,391	1,864
Deferred tax assets	12,093	8,417

Total current assets	265,600	143,499
Property and equipment, net	1,970	872
Purchased technology, net	2,778	3,074
Goodwill	—	299
Deposits and other assets	56	65
Deferred tax assets	5,404	4,184

Total assets	$275,808	$151,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,503	$3,869
Accrued compensation	11,590	4,158
Sales-related reserves	34,119	21,511
Other accrued liabilities	4,509	1,973

Total current liabilities	55,721	31,511
Lease termination, deferred rent and other non-current liabilities	261	355

Total liabilities	55,982	31,866

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 63,645,781 and 62,418,464 shares issued and outstanding at December 31, 2011 and 2010, respectively	94,976	74,809
Retained earnings	124,886	45,295
Accumulated other comprehensive income	(36)	23

Total shareholders’ equity	219,826	120,127

Total liabilities and shareholders’ equity	$275,808	$151,993

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$79,591	$35,071
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	7,326	3,739
Deferred income taxes	(4,896)	(1,029)
Amortization of investments	1,250	678
Depreciation and amortization	1,044	546
Impairment of goodwill	299	—
Loss on disposal of property and equipment	11	—
Changes in operating assets and liabilities:
Accounts receivable	(16,673)	3,705
Inventories	(1,500)	(348)
Prepaid income taxes	(3,408)	(3,532)
Prepaid expenses and other current assets	(1,527)	(702)
Accounts payable	1,634	(9,052)
Accrued compensation	7,432	2,018
Sales-related reserves	12,608	6,589
Other accrued liabilities	2,526	(255)
Other non-current liabilities	(118)	(871)

Net cash flows provided by operating activities	85,599	36,557

INVESTING ACTIVITIES
Purchase of property and equipment	(1,823)	(713)
Purchase of short-term investments	(162,301)	(106,647)
Proceeds from maturities of short-term investments	112,636	62,560
Deposits and other assets	9	645

Net cash flows used in investing activities	(51,479)	(44,155)

FINANCING ACTIVITIES
Income tax benefit realized from share-based compensation plans	17,712	1,335
Issuance of common stock, net	6,582	1,942
Repurchase of common stock	(11,453)	—

Net cash flows provided by financing activities	12,841	3,277

Increase (decrease) in cash and cash equivalents	46,961	(4,321)
Cash and cash equivalents at beginning of period	41,508	45,829

Cash and cash equivalents at end of period	$88,469	$41,508

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$16	$7

Cash paid for income taxes	$25,278	$23,185

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Capital lease obligation	$34	$—